Exhibit 10. 16

Autoliv Inc. Series No:                                                      Bond 1/2008

TERMS AND CONDITIONS

for

Autoliv Inc.

Issue of

SKr 150,000,000
3 Month STIBOR + 0.82% Floating Rate Bonds due 2010
(the "Bonds")

§1	Definitions

The following expressions shall have the meaning ascribed to them below.

Account Operator:
A bank or other entity granted permission to be an account operator under the Registration of Financial Instruments Act (1998:1479) and with whom a Bondholder has opened a VP-Account concerning a Bond.

Business Day:	A day on which banks settle payments in Stockholm.

Bond:	A promissory note of the kind described in the Registration of Financial Instruments Act (1998:1479) and issued by the Issuer in accordance with these terms and conditions.

Bondholder:	Institution or person who is recorded on a VP-Account as creditor in respect of a Bond.

Calculation Agent:	AB SEK Securities, org. No. 556608-8885

STIBOR:
The interest rate (1) quoted at approximately 11 a.m. (Stockholm time) on the relevant Business Day on Reuter’s page ”SIDE” (or through such other system or on such other page as shall replace the system or page stated) or,  if no such quotation is given - (2), at the time indicated above according to notification from the Calculation Agent  corresponding to the arithmetic mean of the Reference Banks quoted interest rates for deposits of SKr 100,000,000 in the Interbank Market in Stockholm for the relevant period or -if only one or no such quotation is available - (3), the Calculation Agent’s  assessment of the interest rate offered by the Reference Banks, for lending of SKr 100,000,000 for the relevant period in the Interbank Market in Stockholm

ISIN No.:	SE0002655522

Issue Date:	17 October 2008

Issuer:	Autoliv Inc., IRS Employers Identification Number: 51-0378542

Issuing Dealer:	AB SEK Securities, org. no. 556608-8885

Group Company:
Each company that is part of the group, in addition to the Issuer, and, according to latest audited consolidated statement, has assets or business volume exceeding 10 per cent. of the group’s aggregated assets or business volume.

Loan:	The loan which will be represented by these Bonds.

Maturity Date:
15 October 2010. If the Maturity Date falls on a day which is not a Business Day, such day shall be postponed to the first following day that is a Business Day unless that day falls in the next calendar month in which case that date will be the first preceding day that is a Business Day.

SKr:	The lawful currency of the Kingdom of Sweden

VP-Account:	A securities account maintained pursuant to the Registration of Financial Instruments Act where the Bondholder’s possession of Bonds is registered.

VPC:	VPC AB, org. No. 556112-8074

§2        Registration

The Bonds will be registered in a VP-Account on behalf of the Bondholder, and no physical notes representing the Bonds will be issued. The Issuer is entitled to access to the registry of Bondholders, including nominee list of owners, at all times.

No person shall be registered in a VP-Account as a Bondholder unless such person shall have first provided to the Issuer an IRS Form W-8 or other documentation that, in the sole discretion of the Issuer, satisfies the requirements of Title 26 of the United States Code of Federal Regulations, § 1.871-14(c)(2) or any similar requirements of U.S. tax law that may be in effect at the time registration is sought. Each Bondholder shall provide to the Issuer a replacement Form W-8 or other documentation meeting the requirements of the foregoing sentence upon the earliest of (i) the date on which the previously provided form or other documentation expires, (ii) the date that is fifteen days after any information on the previously provided form or documentation becomes incorrect, or (iii) a request by the Issuer for a replacement from or other documentation.  The Issuer shall provide VPC with copies of all forms and other documentation that the Issuer obtains under this § 2.

A request concerning the registration of a Bond shall be addressed to the Account Operator.

Any person who acquires the right to receive payment under a Bond through a mandate, a pledge, regulations in the Code on Parenthood and Guardianship, conditions in a will or in a deed of gift or otherwise shall register such right to receive payment.

§3	Nominal Amount

The initial Nominal Amount is SKr 150,000,000 and is represented by denominations (“Denominations”) in the initial amount of SKr 10,000,000.

§4        Status

These Bonds constitutes a direct, unconditional, unsecured and unsubordinated obligation of the Issuer and ranks and will rank pari passu with all other unsecured obligations (other than subordinated obligations) of the Issuer.

§5	Interest Rate Provisions

The Loan will bear a floating interest, from (but excluding) the Issue Date to (and including) the Maturity Date, payable quarterly in arrears on each Interest Payment Date.

The amount of interest (the “Interest Amount”) payable per Denomination on each Interest Payment Date will be calculated and determined by the Calculation Agent in accordance with the following formula:-

SKr 10,000,000 x (Floating Rate + 0.82%) x Day Count Fraction

Where:-

”Day Count Fraction” means the actual number of days in the relevant Interest Period divided by 360.

“Floating Rate” means 3 months STIBOR, which means that the rate for a  Reset Date will be the rate for deposits of SKr for a period of 3 months which appears on the  Reuter’s page ”SIDE” (or through such other system or on such other page as shall replace the system or page stated) on the day that is two (2) Business Days preceding that Reset Date. Fall Back Provision: please refer to the definition of STIBOR above.

”Interest Period” means each period beginning on (but excluding) the Issue Date, or any Interest Payment Date and ending on (and including) the next Interest Payment Date. Each Interest Period is 3 months, except for the initial Interest Period, that runs from (but excluding) the Issue Date to (and including) 15 January 2009. The final Interest Period runs from (but excluding) 15 July 2010 to (and including) the Maturity Date.

“Interest Payment Dates” means 15 January, 15 April, 15 July and 15 October in each year, from and including 15 January 2009 (short first Interest Period) to and including the Maturity Date. If an Interest Payment Date falls on a day which is not a Business Day, such day shall be postponed to the first following day that is a Business Day unless that day falls in the next calendar month in which case that date will be the first preceding day that is a Business Day.

“Reference Banks” means four major banks, as appointed by the Calculation Agent, quoting STIBOR at such relevant time.

”Reset Date” means the first day in each Interest Period.

”Representative Amount” means an amount which is representative for one sole transaction in the Stockholm interbank market at the relevant time (11.00 a.m. Stockholm time).

In case the Calculation Agent cannot determine the rate of interest due to such impediment as referred to in §18 section 1 below, the rate of interest for the nearest preceding Interest Period will be applied. As soon as the impediment has ceased, the Calculation Agent shall determine the new rate of interest in accordance with the definition of STIBOR, to be applied from and including the second Business Day after the day of determination for the remaining relevant Interest Period.

§6	Payments

Payment of principal and interest shall be made in the Currency in which the Loan has been issued to the person, who on the 5th (fifth) Business Day prior to the due date or on the Business Day closer to the due date which may generally be applied on the Swedish bond market (the "Record Date"), is the Bondholder.

Where the Bondholder has specified, through an Account Operator, that an amount shall be deposited into a specified bank account, the deposit shall be made through VPC on the relevant payment date. Otherwise VPC will forward such amount to the address registered by VPC on the Record Date in respect of such Bondholder. In the event that any relevant payment date falls on a day which is not a Business Day, the amount shall be deposited on the first following day that is a Business Day unless that day falls in the next calendar month in which case that date will be the first preceding day that is a Business Day. For the avoidance of any doubt, interest shall only accrue up to but excluding the Maturity Date.

In the event that VPC, due to a delay of the Issuer or any other impediment, is unable to disburse the amounts in accordance with the above, the amount shall be disbursed by VPC, as soon as the impediment has ceased, to the person registered as Bondholder on the Record Date.

In the event that the Issuer, due to an impediment of VPC, as described in §18 below, is unable to disburse the amount in accordance with the above, the amount shall be disbursed by VPC, as soon as the impediment ceases. In such case interest shall accrue in accordance with §8 section 2 below.

In the event it transpires that any person to whom a payment has been made in accordance with the above was not entitled to receive such amount, VPC and the Issuer shall nevertheless be deemed to have fulfilled their payment obligation.  However, the aforementioned shall not apply where VPC and the Issuer knew that the amount had fallen into the wrong hands or failed to exercise the degree of care reasonably required in the circumstances.

Notwithstanding anything contained in this § 6, VPC shall not participate in the making of any payment hereunder (and the Issuer shall instead make such payment without the participation of VPC) unless the Issuer, in accordance with §2, have confirmed to VPC that no United States taxes are required to be withheld from such payment.

§7	Redemption Amount
The Maturity Redemption Amount payable per Denomination on the Maturity Date will be SKr 10,000,000.

§8	Interest on Overdue Amount

In the event of late payment, interest shall accrue on the overdue amount from and including the due date up to but excluding the date of actual payment at a rate of interest equal to STIBOR for the term of one week, during the period of the delay with an addition of two percentage units. STIBOR shall, in such context, be determined on the first Business Day of each calendar week during the period of delay. Subject to the provisions in the second paragraph, interest on overdue amounts in respect of interest bearing Loans shall in no case be less than the rate of interest applicable to the relevant Loan on the relevant due date with an addition of two percentage units. Interest on overdue amounts shall not be capitalised.

In the event that the delay is a consequence of impediments encountered by the Issuer, Issuing Dealer or VPC as specified in §18, section 1, interest on overdue amounts in respect of the Loan shall be payable at a rate of interest which does not exceed the interest rate applicable to the Loan on the relevant due date.

§9	Period of Limitation

Claims against the Issuer will be time-barred unless made within 10 (ten) years (or in the case of claims in respect of interest 3 years) after the due date for payment. Amounts being reserved for payment that have been barred will be for the account of the Issuer.

If the period of limitation is interrupted, a new limitation period for 10 (ten) years will start to run in respect of principal and 3 (three) years in respect of interest. In both cases the new period of limitation will commence on the day stipulated in the Limitations Act (1981:130) in respect of interruption of limitations.

§10      Events of Default

The Issuing Dealer shall have the right, on behalf of each Bondholder, to declare the Loan together with any accrued interest thereon due and payable immediately or at such time as the Issuing Dealer may determine if:

a)
the Issuer does not pay on the due date any interest amount or the Maturity Redemption Amount due in respect of such part of the Loan, provided that a default which is due to a technical or administrative error should not be regarded as an event of default unless payment is delayed for more than two Business Days; or

b)
the Issuer does not comply with its obligations (other than those referred to in section a)) pursuant to these terms and conditions, or otherwise acts in contravention of these terms and conditions, provided that the Issuing Dealer have required the Issuer to remedy such situation and the Issuer fails to do so within 15 days. The Issuing Dealer shall however have the right to declare the Loan due and payable without prior request for remedy when the failure to comply is not capable of remedy in the Issuing Dealer’s opinion; or

c)
the Issuer or a Group Company fails to pay when due any other loan raised by the Issuer or the Group Company and as a result thereof such loan is or is capable of being declared due and payable prior to its stated maturity or, if there are no provisions in respect of termination or the outstanding payment constitutes a final repayment, the delay in payment continues for 15 days, provided that the occurrence of any of the events described in this paragraph shall not constitute an Event of Default unless the indebtedness concerned or the liability of the Issuer or such Group Company under the loan concerned exceeds U.S. Dollar 10,000,000 (ten million USD) or its equivalent in the currency in which the obligations in respect of which such event occurs are denominated; or

d)
the Issuer or a Group Company fails to pay within 14 Business Days of receipt of a legitimate written claim under any guarantee issued by it in respect of a loan of a third party or fails to meet its obligation, as principal or surety to reimburse a person for amounts paid as a result of such surety or guarantee, provided that the occurrence of any of the events described in this paragraph shall not constitute an Event of Default unless the indebtedness concerned or the liability of the Issuer or such Group Company under the guarantee concerned exceeds USD 10,000,000 (ten million USD) or its equivalent in the currency in which the obligations in respect of which such event occurs are denominated; or

e)	a distress is levied on any fixed assets of the Issuer or a Group Company; or

f)	the Issuer or a Group Company suspends payments; or

g)	the Issuer or a Group Company applies for, or consents to, an application for corporate reorganisation in accordance with the national legislation or other similar procedure; or

h)	the Issuer or a Group Company is declared bankrupt; or

i)	a resolution is passed for the winding-up of the Issuer or that a Group Company shall enter compulsory liquidation; or

j)	the Board of Directors of the Issuer prepares a merger plan according to which the Issuer shall be merged into a new or existing company without the prior written consent of the Issuing Dealer.

The Issuing Dealer shall have the right to declare the Loan prematurely due and payable as a consequence of a circumstance specified in sub-sections a) - e) above only in the event that such circumstance, in the reasonable opinion of the Issuing Dealer, may have a materially adverse effect on the interests of the Bondholders and, as a consequence of a circumstance specified in sub-sections f) - i) above, with respect to Group Companies, only in the event that such circumstance, in the reasonable opinion of the Issuing Dealer, may have a materially adverse effect on the interests of the Bondholders.

In the event that the Issuing Dealer’s right of termination is caused by a decision of a court of law, governmental authority, or shareholders' meeting, it is not necessary that such decision has gained legal force and that the period for appeal has expired.

The Issuer shall immediately notify the Issuing Dealer upon the occurrence of a circumstance specified in sub-sections a) - j) above. In the absence of such notice, the Issuing Dealer shall have the right to assume that no such circumstance has occurred or is expected to occur, provided that the Issuing Dealer do not have knowledge to the contrary. Upon reasonable request from the Issuing Dealer, the Issuer shall provide the Issuing Dealer with a certificate regarding the circumstances specified in this section. In addition, the Issuer shall provide the Issuing Dealer with further information, which a Issuing Dealer may request regarding the circumstances specified in this section and, upon request from Issuing Dealer, provide it with any relevant document(s).

The Issuer’s obligation to provide information pursuant to the preceding paragraph is only applicable provided that it does not violate rules issued by, or set forth in contracts with, an exchange or authorised marketplace on which the Issuer’s or a Group Company’s shares or debt instruments are listed, or otherwise does not violate applicable law or regulations issued by a governmental authority.

§ 11     Change of Control

If at any time while any Bond hereunder remains outstanding a Change of Control has occurred (a “Put Event”), the Issuing Dealer, on behalf of the Bondholder’s, will have the option to require the Issuer to redeem that Bond on the Optional Redemption Date (as defined below) at its Redemption Amount (as defined in §7), together with accrued interest to and including the Optional Redemption Date.

A “Change of Control” shall be deemed to have occurred at each time (whether or not approved by the Board of Directors or the Executive Board of the Issuer) that any person (“Relevant Person”) or persons acting in concert or any person or persons acting on behalf of any such person(s), at any time directly or indirectly owns or acquires, (A) more than 50 per cent. of the issued ordinary share capital of the Issuer or (B) such number of the shares in the capital of the Issuer carrying more than 50 per cent. of the voting rights normally exercisable at a general meeting of the Issuer, provided that a Change of Control shall not be deemed to have occurred if the shareholders of the Relevant Person are also, or immediately prior to the event which would otherwise constitute a Change of Control were, all of the shareholders of the Issuer.

Promptly upon the Issuer becoming aware that a Put Event has occurred, the Issuer shall give notice (a “Put Event Notice”) to the Bondholders in accordance with §14 specifying the nature of the Put Event and the circumstances giving rise to it and the procedure for exercising the option contained in this §11.

To exercise the option to require redemption of a Bond under this §11 the holder of that Bond must deliver such Bond, on any Business Day falling within the period (the “Put Period”) of 45 days after a Put Event Notice is given, to the Account Operator, accompanied by a duly signed and completed notice of exercise (a “Put Option Notice”) and in which the holder must specify the relevant VP-account to which payment is to be made under this §11. The Account Operator to which such Bond and Put Option Notice are delivered will issue to the holder concerned a non-transferable receipt (a “Put Option Receipt”) in respect of the Bond so delivered.

The Issuer shall redeem the Bonds, in respect of which Put Option Receipts have been issued, 60 days after the bondholder has received the Put Event Notice (the Optional Redemption Date), unless previously redeemed and purchased. Payment in respect of any Bond so delivered will be made on the Optional Redemption Date.

§12      Covenants

The Issuer undertakes as long as any amount hereunder remains outstanding:

a)
not to provide any security or permit any third party to provide security - either in the form of a guarantee or otherwise - for other market loans which have been incurred or may be raised by the Issuer.

b)	not to provide security for market loans - in any form other than a guarantee, which in turn may not be secured - which have been incurred or may be incurred by a party other than the Issuer; and

c)
to ensure that all Group Companies, in their own borrowing, comply with the provisions of subsections a) and b) above with respect to market loans - in which context the relevant subsidiaries shall be subject to the provisions applicable to the Issuer subject to the exception, however, that the Issuer or a Group Company may provide guarantees for other Group Companies which in turn may not be secured.

In each case unless if the Issuing Dealer’s consent to the giving of collateral, or, if at least comparably valuable security is provided to the Bondholders at the same time.

"Market loans" as used above means loans in exchange for the issuance of commercial paper, bonds or other securities (including medium term notes or other market loan programmes), which are sold, brokered, or invested pursuant to an organised procedure.

§13	Calculation Agent

The calculations and determinations made by the Calculation Agent shall (save in the case of manifest error) be final and binding upon all parties.  The Calculation Agent shall have no responsibility for good faith errors or omissions in any calculation made by it as provided herein.

In the event that a change in circumstances not accounted for herein occurs which in the reasonable opinion of the Calculation Agent requires changes in these terms and conditions, then the Issuer shall be entitled to make such adjustments of the terms hereof as the Calculation Agent in its sole and absolute discretion shall deem necessary in order to preserve to the largest extent possible to the Issuer and the Bondholder in the original economic basis hereunder.

The Issuer shall inform the Bondholder of any changes which may be made in accordance with this section as soon as practicable thereafter.

The Calculation Agent shall have no responsibility for good faith errors or omissions in any calculation made by it as provided herein.

§14	Notices

Any notices shall be sent to each Bondholder at the address as registered with VPC.

§15	Change of these terms

These terms and conditions can be changed upon agreement thereof between the Issuer and all of the Bondholders. Such agreement shall be confirmed in writing and signed by or on behalf of the Issuer and each Bondholder.

§16	Listing

The Loan will not be listed.

§17	Nominee Registration

For Bonds registered in nominee form under Chapter 3 of the Registration of Financial Instruments Act (1998:1479) the nominee shall be regarded as Bondholder for the purpose of these terms and conditions.

§18	Limitation of the Issuer’s and VPC’s Liability

In respect of the measures to be taken by the Issuer, the Issuing Dealer, the Calculation Agent and VPC, respectively, and taking in the case of VPC into account the provisions of the Registration of Financial Instruments Act (1998:1479), the Issuer, the Issuing Dealer, the Calculation Agent and VPC shall not be responsible for any damages arising out of any Swedish or foreign legislation, any measure undertaken by any Swedish or foreign public authority, act of war, strike, blockade, boycott, lock-out or any other similar circumstances. The reservation in respect of strike, blockade, boycott and lock-out shall apply even if the Issuer, the Issuing Dealer, the Calculation Agent or VPC themselves take or are subject to such actions.

Nor shall the Issuer, the Issuing Dealer, the Calculation Agent or VPC be held responsible for any other damage as long as the Issuer, the Issuing Dealer, the Calculation Agent or VPC, as applicable, have acted with reasonable care. In addition, in no case shall there be any right to reimbursement for indirect damage.

Should the Issuer, the Issuing Dealer, the Calculation Agent or VPC not be able to fulfil their obligations under these terms because of any of the events stated in the first paragraph, such obligations shall be fulfilled as soon as the obstacle has been removed.

The above shall apply, unless otherwise stated in the Registration of Financial Instruments Act (1998:1479).

§19     Confidentiality

The Issuer shall be entitled to require extracts from the book of debts, including nominee list of owners, at VPC.

The Issuer and VPC may not unduly disclose any information on Bondholders to third parties, however, The Issuer is entitled to disclose any information on bondholders to the Arranger.

§20      Selling Restriction

The Bonds may not be sold or otherwise transferred to any U.S. person (within the meaning of Section 7701(a) of the Internal Revenue Code of 1986). This restriction shall not apply in case of repurchasing/cancellation by the Issuer. For the avoidance of doubt the restriction is not applicable when the Bonds are redeemed.

§21      Governing Law and Jurisdiction

Swedish law shall apply to the interpretation and application of these terms and conditions.

Disputes shall be settled by the District Court of Stockholm in the first instance.

*****

Stockholm as of 17 October 2008

Autoliv Inc.

Name:	Name:
Title:	Title: